                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-95753

                                  SYBASE, INC.

                        SUPPLEMENT DATED JANUARY 8, 2002
                        TO PROSPECTUS DATED JUNE 26, 2000

        The purpose of this Supplement dated January 8, 2002, is to update certain information contained in the table under the heading "Selling Stockholders" on pages 17 through 20 of the Prospectus dated June 26, 2000, as supplemented on August 21, 2000, December 14, 2000, February 20, 2001, June 21, 2001 and August 27, 2001. A copy of the Prospectus has been attached to this Supplement. Our common stock is listed on the New York Stock Exchange under the symbol "SY." On January 8, 2002, the last sale price of our common stock was $17.37 per share.

        We have been advised that the following broker's transactions have occurred: (i) 132,734 shares of common stock of Sybase, Inc. covered by the Prospectus ("Shares") were sold by InteliData Technologies Corporation; (ii) 2,849 Shares were sold by Sun Valley Investments; and (iii) 214 Shares were sold by George Vonderlinden. Accordingly, the information for these shareholders is modified as set forth below.

                                                  Shares Of Common Stock                     Shares Of Common Stock
                                                    Beneficially Owned        Shares Of         Beneficially Owned
                                                 Prior To This Offering     Common Stock    After This Offering (2)
                                                 ----------------------   Offered By This   -----------------------
              Selling Stockholder                  Number      Percent     Prospectus (1)     Number       Percent
              -------------------                  ------      -------     --------------     ------       -------
Intelidata Technologies Corporation                132,734         *           132,734            -            -
George Vonderlinden                                  214           *             214              -            -
Sun Valley Investments                              2,849          *            2,849             -            -

*  Less than 1%

     (1) All or portions of the shares listed in this Supplement as offered under the Prospectus may have been sold under the Prospectus prior to the date of this Supplement.

     (2)  Assumes that all shares offered under the Prospectus will be sold.

             This Supplement to Prospectus is dated January 8, 2002.